UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2013

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East
Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 4, 2013, we entered into a securities purchase agreement with JMJ Financial pursuant to which we issued JMJ Financial, in a private placement, an $800,000 convertible promissory note and 19,231 restricted shares of our common stock as a $50,000 origination fee for the note.

The face amount of the note reflects an aggregate principal amount of $800,000 for total consideration of $720,000 (or a 10% original issue discount). However, we have currently only borrowed $500,000 from JMJ Financial under this convertible promissory note, all of which JMJ Financial paid us in cash. JMJ Financial has no obligation to lend us the remaining $220,000 of available principal amount under the note and may never do so. We have no obligation to pay JMJ Financial any amounts on the unfunded portion of the note. We may not prepay any portion of the note without JMJ Financial’s consent.

The convertible promissory note matures September 4, 2014 and, in addition to the 10% original issue discount, provides for payment of a one time interest charge of 5% on funded amounts. The convertible promissory note is convertible at any time, in whole or in part, at JMJ Financial’s option into shares of our common stock at the lesser of $2.65 or 70% of the average of the lowest two closing prices in the 20-day pricing period preceding a conversion. However, at no time will JMJ Financial be entitled to convert any portion of the note to the extent that after such conversion, JMJ Financial (together with its affiliates) would beneficially own more than 4.99% of our outstanding shares common stock as of such date. We agreed to reserve at least 2,000,000 shares of our common stock for conversion of the note. The note also provides for penalties and rescission rights if we do not deliver shares of our common stock upon conversion with the require timeframes.

The convertible promissory note includes customary event of default provisions, and provides for a default rate of the lesser of 18% or the maximum permitted by law. Upon the occurrence of an event of default, the lender may require us to pay in cash the “Mandatory Default Amount,” which is defined in the note to mean the greater of (i) the outstanding principal amount of the note plus all interest, liquidated damages and other amounts owing under the note, divided by the conversion price on the date payment of such amount is demanded or paid in full, whichever is lower, multipled by the volume-weighted-average price, or VWAP, on the date payment of such amount is demanded or paid in full, whichever has a higher VWAP, or (ii) 150% of the outstanding principal amount of the note plus 100% of all interest, liquidated damages and other amounts owing under the note.

If we complete a public offering of $5,000,000 or more, JMJ Financial has the right, at its election, to require us to repay the note, in whole or in part, in amount equal to 125% of the sum of the funded principal amount being repaid plus all accrued and unpaid interest liquidated damages, fees, and other amounts due on such principal amount. The securities agreement provides that we will “true up” JMJ Financial by issuing additional shares of our common stock if JMJ Financial does not receive at least $50,000 of net proceeds from the sale of such shares of common stock when, and if, it disposes of such shares.

The foregoing summary of the terms of the securities purchase agreement and convertible promissory note are qualified in their entirety by the full text of the agreement and the note, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

In addition, on September 4, 2013, we amended the terms of our April 26, 2013 convertible promissory note issued to JMJ Financial to remove JMJ Financial’s right to participate in the next public offering of our securities, and lower the threshold for JMJ Financial’s to require us to redeem the note. As amended, JMJ Financial no longer has the right to participate in the next public offering of our securities. In addition, as amended, if we complete a public offering of $5,000,000 or more (lowered from $10,000,000), JMJ Financial has the right, at its election, to require us to repay the note, in whole or in part, in amount equal to 125% of the sum of the funded principal amount being repaid plus all accrued and unpaid interest liquidated damages, fees, and other amounts due on such principal amount.

The foregoing summary of the terms of the amendment of the April 26, 2013 convertible promissory note is qualified in its entirety by the full text of the amendment, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement dated September 4, 2013.
10.2	Convertible Promissory Note dated September 4, 2013.
10.3	Amendment No. 1 dated September 4, 2013 to Convertible Promissory Note dated April 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

	By:	/s/ Mark Rosenblum
Name: Mark Rosenblum
Title: Chief Financial Officer
Date: September 10, 2013